Exhibit 99.1

NEWS RELEASE

8500 Station Street, Suite 100, Mentor, Ohio 44060

For Immediate Release

Gas Natural Inc. Appoints Gregory J. Osborne

as Chief Executive Officer

MENTOR, OH, May 15, 2014 – Gas Natural Inc. (NYSE MKT: EGAS) (“Gas Natural” or the “Company”), a holding company operating local natural gas utility companies serving approximately 73,000 customers in seven states, today announced that its Board of Directors appointed Gregory J. Osborne as its Chief Executive Officer, effective immediately.

Mr. Osborne, 35, a director of the Company, has served as President and Chief Operating Officer of Gas Natural since November 2013. Prior to that, he served as President and Chief Operating Officer of Energy West Resources, Inc., Gas Natural’s marketing and production subsidiary, since February 2012. Previously, he served in a variety of progressively challenging positions in the oil and gas sector. He also served as Vice President of Orwell Natural Gas Company, a regulated public utility in Ohio and was a former director of Corning Natural Gas Corporation. Additionally, Mr. Osborne served as a trustee of the Ohio Oil and Gas Association.

W.E. “Gene” Argo, Gas Natural’s Chairman, commented, “Since his appointment as our President and COO in November, Gregory has demonstrated acute vision and leadership, industry knowledge and the ability to execute against the vision that will guide our Company to its next level. He has boundless energy and commitment to our Company and its success. Not only has he earned the respect of our fellow Board members, perhaps even more importantly, he has gained the respect of the employees of Gas Natural who are aligned with him in executing our growth strategy.”

Gregory Osborne added, “I am honored to be appointed to lead Gas Natural. As I interact with our employees & customers who are driving our growth strategy, I am energized every day by the opportunities that lie ahead of us. We have excellent assets and are well positioned to bring the benefits of cost-effective and reliable natural gas to a growing customer base. We are instilling a culture of high standards, personal responsibility and change, and we are working closely with our regulatory commissions. These efforts are focused on driving growth in high quality, sustainable earnings power which directly correlates into shareholder value. Our continued growth clearly differentiates us from other utilities. We plan to continue to advance on this strategy.”

In addition to his new role as CEO, Mr. Gregory Osborne will continue in his capacity as President of Gas Natural.

About Gas Natural Inc.

Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 36 billion cubic feet of natural gas to approximately 73,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production and natural gas marketing. The Company’s Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets.

The Company’s toll-free number is 800-570-5688. Gas Natural Inc. regularly posts information on its website at www.egas.net.

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Gas Natural Inc. Appoints Gregory J. Osborne as Chief Executive Officer

May 15, 2014

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information contact:

Gas Natural Inc.	Investor Relations

James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (440) 974-3770	Phone: (716) 843-3908
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com

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